SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*


                               Critical Path, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22674V 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 20 Pages
                       Exhibit Index Contained on Page 20.

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 2 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Benchmark Capital Partners II, L.P. ("BM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       476,602 shares, except that BCM II, the general partner of BM II, and
           OWNED BY EACH                      Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce
             REPORTING                        W. Dunlevie("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
              PERSON                          ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff")
               WITH                           and Steven M. Spurlock ("Spurlock"),  the  members of BCM II,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              476,602 shares, except that BCM II, the general partner of BM II, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       476,602
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.65%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 3 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II, L.P. ("FF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       56,429 shares,  except that BCM II, the general partner  of FF II,  and
           OWNED BY EACH                      Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff, and
             REPORTING                        Spurlock,  the  members of BCM II, may be deemed to have shared power to
              PERSON                          vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              56,429 shares, except that BCM II, the general partner of FF II, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       56,429
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.08%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 4 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II-A, L.P. ("FF II-A")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       29,930 shares,  except that BCM II, the general partner of FF II-A, and
           OWNED BY EACH                      Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff, and
             REPORTING                        Spurlock,  the  members of BCM II, may be deemed to have shared power to
              PERSON                          vote these shares.
               WITH                 -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              29,930 shares, except that BCM II, the general partner of FF II-A, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       29,930
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.04%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 5 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Benchmark Members' Fund II, L.P. ("MF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       8,007 shares, except that BCM II, the general partner of  MF II, and
          OWNED BY EACH                       Balkanski, Beirne, Dunlevie, Gurley, Harvey,  Kagle, Rachleff, and
             REPORTING                        Spurlock,  the  members of BCM II, may be deemed to have shared power to
              PERSON                          vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              8,007 shares, except that BCM II, the general partner of MF II, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,007
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.01%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 6 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Benchmark Capital Management Co. II, L.L.C. ("BCM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       570,968 shares,  of which 476,602 are directly owned by   BM II;  56,429
          OWNED BY EACH                       are directly  owned by FF II; 29,930 are  directly owned by FF II-A; and
             REPORTING                        8,007 are directly owned by MF II.  BCM II, the general partner of BM
              PERSON                          II, FF II, FF II-A and MF II, and Balkanski, Beirne, Dunlevie, Gurley,
               WITH                           Harvey,    Kagle,   Rachleff   and  Spurlock,  the  members of BCM II,
                                              may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II, the general partner of BM II, FF II,
                                              FF II-A and MF II, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                              Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       570,968
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.78%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                                      OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 7 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Alexandre Balkanski ("Balkanski")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      French Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,282 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,282 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Balkanski, a member of BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       573,250
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.78%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 8 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             David M. Beirne ("Beirne")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       132,397 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are
               WITH                           directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Beirne, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              132,397  shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Beirne, a member of BCM II, may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       703,365
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.95%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 9 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Bruce W. Dunlevie ("Dunlevie")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       131,650 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Dunlevie, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              131,650 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Dunlevie, a member of BCM II, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       702,618
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.95%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 10 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             J. William Gurley ("Gurley")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       19,784 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Gurley, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              19,784 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Gurley, a member of BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,752
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 11 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Kevin R. Harvey ("Harvey")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       200,150 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Harvey, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              200,150 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Harvey, a member of BCM II, may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       771,118
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.05%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 12 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Robert C. Kagle ("Kagle")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       68,306 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Kagle, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              68,306 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Kagle, a member of BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       639,274
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.87%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 13 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Andrew S. Rachleff ("Rachleff")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       200,150 shares.
           OWNED BY EACH              -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                  6        SHARED VOTING POWER
               WITH                            570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                               II, FF II-A and MF II, and Rachleff, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              200,150 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Rachleff, a member of BCM II, may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       771,118
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.05%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 14 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Steven M. Spurlock ("Spurlock")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       5,144 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Spurlock, a member of BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,144 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              570,968 shares, of which 476,602 are directly owned by BM II; 56,429 are directly owned by FF II; 29,930 are directly owned by FF II-A; and 8,007 are directly owned by MF II. BCM II is the general partner of BM II, FF
                                              II, FF II-A and MF II, and Spurlock, a member of BCM II, may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       576,112
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.78%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 15 of 20 Pages
----------------------------------------------------------                     --------------------------------------


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Critical Path, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  320 First Street
                  San Francisco, California 94105


ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership
                  ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"),
                  Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark
                  Members' Fund II, L.P., a Delaware limited partnership ("MF II") and Benchmark Capital
                  Management Co. II, L.L.C. ("BCM II"), a Delaware limited liability company, Alexandre Balkanski
                  ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley
                  ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff
                  ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF
                  II-A and MF II. Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the
                  general partners/managing members of BCM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A and MF II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, CA 94025


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  BM II, FF II, FF II-A and MF II are Delaware limited partnerships. BCM II is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States
                  citizens. Balkanski is a French citizen.

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 16 of 20 Pages
----------------------------------------------------------                     --------------------------------------



ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------
                  22674V 10 0


ITEM 3.           Not Applicable


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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 17 of 20 Pages
----------------------------------------------------------                     --------------------------------------



ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                           See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                    (i)      Sole power to vote or to direct the vote:
                                             ----------------------------------------

                                    See Row 5 of cover  page for each  Reporting Person.


                                    (ii)     Shared power to vote or to direct the vote:
                                             ------------------------------------------

                                    See Row 6 of cover  page for each  Reporting Person.



                                    (iii)    Sole power to dispose or to direct the disposition of:
                                             -----------------------------------------------------

                                    See Row 7 of cover  page for each  Reporting Person.


                                    (iv)     Shared power to dispose or to direct the disposition of:
                                             -------------------------------------------------------

                                    See Row 8 of cover  page for each  Reporting Person.




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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 18 of 20 Pages
----------------------------------------------------------                     --------------------------------------



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY:
                  ---------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 19 of 20 Pages
----------------------------------------------------------                     --------------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                                          BENCHMARK CAPITAL PARTNERS II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK MEMBERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership

                                                          BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                                                          a Delaware Limited Liability Company


                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Managing Member


                                                          ALEXANDRE BALKANSKI
                                                          DAVID M. BEIRNE
                                                          BRUCE W. DUNLEVIE
                                                          J. WILLIAM GURLEY
                                                          KEVIN R. HARVEY
                                                          ROBERT C. KAGLE
                                                          ANDREW S. RACHLEFF
                                                          STEVEN M. SPURLOCK


                                                          By:    /s/ Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001



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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V 10 0                                             13 G                  Page 20 of 20 Pages
----------------------------------------------------------                     --------------------------------------





                                  EXHIBIT INDEX


                                                                                                      Found on
                                                                                                    Sequentially
Exhibit                                                                                             Numbered Page
-------                                                                                             -------------
Exhibit A:  Agreement of Joint Filing                                                                    21




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

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Critical Path, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001

                                                          BENCHMARK CAPITAL PARTNERS II, L.P.,
                                                          a Delaware Limited Partnership
                                                          BENCHMARK FOUNDERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership
                                                          BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                                          a Delaware Limited Partnership
                                                          BENCHMARK MEMBERS' FUND II, L.P.,
                                                          a Delaware Limited Partnership
                                                          BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C,
                                                          a Delaware Limited Liability Company
                                                          ALEXANDRE BALKANSKI
                                                          DAVID M. BEIRNE
                                                          BRUCE W. DUNLEVIE
                                                          J. WILLIAM GURLEY
                                                          KEVIN R. HARVEY
                                                          ROBERT C. KAGLE
                                                          ANDREW S. RACHLEFF
                                                          STEVEN M. SPURLOCK


                                                          By:    /s/ Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*



* Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001.